Exhibit 4.7


                                    EXHIBIT B

                          RATINGS; REQUIRED DELIVERIES

Ratings:
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In connection with Section 1.1.3 of the Distribution Agreement, the Program
under which the Notes are issued, as well as the Notes and the Funding Agreement, are anticipated to be rated Aa3 by Moody's and AA- by S&P. The Program under which the Notes are issued, as well as the Notes are anticipated to be rated aa- by A.M. Best and AA by Fitch. In connection with Section 1.3.10 of the Distribution Agreement, the Company's financial strength rating is Aa3 by Moody's, AA- by S&P, aa- by A.M. Best, and AA by Fitch.

Required Deliveries:
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Pursuant to Section 5.1, 5.2 and/or 5.5 of the Distribution Agreement the
following opinions, negative assurances and/or comfort letter are required to be delivered on the Issuance Date (as defined in the Omnibus Instrument):

     Opinion of Internal Counsel for the Company
     Opinion of Counsel for the Company Concerning Connecticut Insolvency Law Opinion of Agent Approved Counsel Concerning Federal Securities Law Opinion of Agent Approved Counsel Concerning New York Law
     Opinion of Agent Approved Counsel Concerning New York Security Interests Opinion of Agent Approved Counsel Concerning Tax
     Opinion of Counsel for the Trust
     Opinion of Counsel for the Delaware Trustee
     Opinion of Counsel for the Trust Concerning Delaware Security Interests Opinion of Counsel for the Administrator
     Opinion of Counsel for the Indenture Trustee